EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-136645) pertaining to the 2006 Stock Option and Performance Incentive Plan of Home BancShares, Inc. of our report dated March 11, 2005, with respect to the 2004 consolidated financial statements included in the Annual Report (Form 10-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Dallas, Texas
March 15, 2007